SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 11, 2007

Driftwood Ventures, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-124829	71-1033391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2121 Avenue of the Stars
Suite 2550
Los Angeles, California 90067

(Address of principal executive
offices including zip code)

(310) 601-2500

(Registrant’s telephone number,
including area code)

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of October 11, 2007 and in connection with that certain Securities Purchase Agreement, by and among Trinad Capital Master Fund, Ltd. and those stockholders listed on Schedule A thereto, previously filed as an exhibit to the Current Report on Form 8-K of Driftwood Ventures, Inc. (the “Company”) filed with the Securities and Exchange Commission on October 1, 2007, Steven Chan and Keith Smith resigned as Directors of the Company and Jay A. Wolf was elected as Director of the Company. Mr. Wolf will serve as Director until the Company’s next annual meeting of stockholders and his successor is duly elected and qualified. Mr. Wolf will serve on the Board of Directors (the “Board”) along with Robert S. Ellin and Barry Regenstein, who have previously been duly elected and qualified. Mr. Wolf, at the current time, is not a member of any committee of the Board.

Background of Directors and Officers:

Jay A. Wolf, 34, has fourteen years of investment and operations experience in a broad range of industries. Mr. Wolf’s investment experience includes: senior and subordinated debt, private equity, mergers & acquisitions and public equity investments. Prior to joining Trinad Management LLC, Mr. Wolf served as the Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd. where he was responsible for the company’s acquisition program. Prior to that, he worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank, in the senior debt department and subsequently for Trillium Growth, the firm’s venture capital fund. Mr. Wolf currently serves as member of the board of directors of Shells Seafood Restaurants (SHLL), Prolink Holdings Corp. (PLKH), Optio Software, Inc (OPTO), Mediavest, Inc. (MVSI), Starvox Communications, Inc (SVOX) and Asianada, Inc. (ASND). Mr. Wolf received a Bachelor of Arts from Dalhousie University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Driftwood Ventures, Inc.
(Registrant)

Dated: October 11, 2007	/s/ Charlies Bentz
Charles Bentz
Chief Financial Officer and Treasurer